Exhibit 5.1
September 3, 2009
Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, KS 66251

Re:	Issuance of Series 1 Voting Common Stock in Connection with the Acquisition of Virgin Mobile USA, Inc.
Ladies and Gentlemen:
     We are special Kansas counsel to Sprint Nextel Corporation, a Kansas corporation (the “Company”), in connection with the proposed issuance by the Company of shares of its Series 1 voting common stock (the “Shares”), pursuant to the Agreement and Plan of Merger, dated as of July 27, 2009 by and among the Company, Virgin Mobile USA, Inc. and Sprint Mozart, Inc. (the “Merger Agreement”) and the Subordinated Debt Termination Agreement, the Tax Receivable Termination Agreement and the Trademark License Agreement (as those terms are defined in the Merger Agreement, collectively the “Other Transaction Documents”). This opinion is being rendered in connection with the filing by the Company of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933 (as amended, the “Act”) and the rules and regulations promulgated thereunder.
     In such capacity, we have reviewed and relied on:
     (A) copies of (I) the Amended and Restated Articles of Incorporation of the Company (the “Articles”); (II) the Company’s Amended and Restated Bylaws (the “Bylaws”); (III) copies of resolutions adopted by the Board of Directors of the Company on July 27, 2009 and a unanimous written consent of the Directors dated as of September 1, 2009; all of which have been certified to be correct and complete and in full force and effect by the Assistant Secretary of the Company;
     (B) the Registration Statement;
     (C) the Merger Agreement and the Other Transaction Documents; and
     (D) a certificate of the Assistant Secretary of the Company delivered to this law firm (the “Secretary’s Certificate”).

     The documents listed in clause (A) are collectively referred to herein as the “Corporate Records.” The documents listed in clauses (B) and (C) are collectively referred to herein as the “Transaction Documents.” The document listed in clause (D) is collectively referred to herein as the “Due Diligence Information.”
     We call your attention to the fact that, to the extent specifically qualified and limited below in Paragraphs (a) through (e) and in the specific opinions rendered, we did not conduct an investigation that independently confirms the facts upon which we render this opinion and, with your permission, we have assumed and relied upon the accuracy of all factual information set forth in and made by the Company in the Transaction Documents and the Secretary’s Certificate, together with certain representations and statements made to us by public officials as to factual matters material to the opinions expressed herein.
     The opinions and statements expressed herein are subject to the following assumptions, comments, conditions, exceptions, qualifications and limitations:
     (a) Our opinions and statements expressed herein are restricted to matters governed by the internal laws of the State of Kansas, without regard to conflict of laws. To the extent that the laws of any other jurisdiction apply, we express no opinion. We do not express any opinion with respect to any Federal or State Securities laws.
     (b) In reviewing the Transaction Documents, Corporate Records, and Due Diligence Information, we have assumed the genuineness of all signatures and initials thereon, the genuineness of all notaries contained thereon, and the conformance of all copies with the original thereof and originals to all copies thereof. We have further assumed that all certificates, documents and instruments dated prior to the date hereof remain accurate and correct on the date hereof.
     (c) Prior to or contemporaneously with the issuance of any Shares, the Registration Statement will have become effective under the Act, and the transactions contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement.
     (d) We assume that the Average Parent Stock Price (as that term is defined in the Merger Agreement) of the Shares to be issued pursuant to the Other Transaction Documents will be equal to or greater than the $2.00 per share par value of such Shares.
     (e) None of the opinions below include any implied opinion unless such implied opinion is both (i) essential to the legal conclusion reached by the express opinions set forth below, and (ii) based upon prevailing norms and expectations among experienced lawyers in the State of Kansas, reasonable under the circumstances.
     Based on the foregoing, and qualified in the manner and to the extent set forth herein, we are of the opinion that the issuance of the Shares has been duly authorized, and when the Shares have been issued and paid for as contemplated by the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Polsinelli Shughart PC in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Polsinelli Shughart PC

Polsinelli Shughart PC